J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com North America Structured Investments 3yr SPX/RTY/NDX Auto Callable Barrier Notes The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Indices: S&P 500 ® Index, Russell 2000 ® Index and NASDAQ - 100 Index ® Barrier Amount: With respect to each Index, 70.00% of its Initial Value Pricing Date: September 27, 2021 Final Review Date: September 27, 2024 Maturity Date: October 2, 2024 Review Dates: Annually CUSIP: 48132WB57 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/ 48132WB57 /doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase Fin ancial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Automatic Call If the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its Call Value, the notes will be automatically called for a cash payment , for each $1,000 principal amount note , equal to (a ) $ 1,000 plus (b) the Call Premium Amount applicable to that Review Date , payable on the applicable Call Settlement Date. No further payments will be made on the notes. Payment At Maturity If the notes have not been automatically called and the Final Value of each Index is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Least Performing Index Return) If the notes have not been automatically called and the Final Value of any Index is equal to or less than its Initial Value b ut the Final Value of each Index is greater than or equal to its Barrier Amount, you will receive the principal amount of your notes at maturity. If the notes have not been automatically called and the Final Value of any Index is less than its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Least Performing Index Return) If the notes have not been automatically called and the Final Value of any Index is less than its Barrier Amount, you will lo se more than 30.00 % of your principal amount at maturity and could lose all of your principal amount at maturity . Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Factors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. Hypothetical Examples of Amounts Upon Automatic Call or at Maturity** N/A – indicates that the notes would not be called on the applicable Review Date and no payment would be made for that date. * Reflects a call premium of 5.75% per annum. The call premium will be determined on the Pricing Date and will not be less than 5.75% per annum. ** Not all Review Dates reflected. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns would likely be lower. Least Performing Index Return at Review Date Total Return at First Review Date* Total Return at Second Review Date* Total Return at Maturity if not Automatically Called 40.00% 5.75% 11.50% 40.00% 20.00% 5.75% 11.50% 20.00% 10.00% 5.75% 11.50% 10.00% 5.00% 5.75% 11.50% 5 .00% 0.00% 5.75% 11.50% 0.00% - 5.00% N/A N/A 0.00% - 20.00% N/A N/A 0.00% - 30.00% N/A N/A 0.00% - 30.01% N/A N/A - 30.01% - 50.00 % N/A N/A - 50.00% - 60.00% N/A N/A - 60.00% - 80.00% N/A N/A - 80.00% - 100.00% N/A N/A - 100.00% Review Date Call Value Call Premium* First 100.00% At least 5.75 % Second 100.00% At least 11.50% Terms supplement to the prospectus dated April 8, 2020, the prospectus supplement dated April 8, 2020, the product supplement no. 4 - II dated November 4, 2020 and the underlying supplement no. 1 - II dated November 4, 2020 Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 Dated August 31 , 2021 Rule 424(b)(3)

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • If the notes are automatically called, the appreciation potential of the notes is limited to the applicable Call Premium Amount paid on the notes . • You are exposed to the risk of decline in the level of each Index. • Your payment at maturity will be determined by the Least Performing Index. • The benefit provided by the Barrier Amount may terminate on the final Review Date . • The automatic call feature may force a potential early exit . • No interest payments, dividend payments or voting rights. • JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index . • The notes are subject to the risks associated with small capitalization stocks. • The notes are subject to the risks associated with non - U.S. securities. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. North America Structured Investments 3yr SPX/RTY/NDX Auto Callable Barrier Notes The Nature Conservancy J.P. Morgan Chase & Co. and/or its affiliates (collectively, “J.P. Morgan”) have previously agreed to make unconditional and irrevocable donations of $1,500,000, in the aggregate, to The Nature Conservancy ( TNC ) to support one or several forestry projects. These donations and the amount of these donations are not contingent on the sale of the notes. Since October 2020, J.P. Morgan has donated a total of $700,000 and has irrevocably agreed to donate, in total, an additional $800,000 . We have derived all information about TNC to the right from publicly available information, without independent verification. J.P. Morgan’s donations are not intended to comply with the Social Bond Principles, June 2021 and/or the Green Bond Principles, June 2021. These donations are not a Commercial Co - Venture with TNC . Who is the TNC ? TNC describes itself as a global environmental nonprofit working to create a world where people and nature can thrive. Founded in the United States in 1951, TNC believes that it has grown to become an effective and wide - reaching global environmental organization. TNC states that it impacts conservation in 79 countries and territories across six continents thanks to more than a million members and the dedicated efforts of its staff and more than 400 scientists. For additional information about TNC , see Annex A of the preliminary pricing supplement in the hyperlink above .

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com North America Structured Investments 3yr SPX/RTY/NDX Auto Callable Barrier Notes Additional Information Donation Information: J.P. Morgan has previously agreed to make unconditional and irrevocable donations to The Nature Conserv anc y to support one or several forestry projects. These donations are not contingent on the sale of the notes and will not impact the final terms of the notes . Our affiliates expect to realize profits for assuming risks inherent in hedging our obligations under the notes. Some of th ese projected profits, if any, may be used to offset a portion of the donations. The issuance of the notes and the related use of proceeds are not intended to comply with the Social Bond Principles, June 2021 and/or the Green Bond Principles, June 2021. See “Supplemental Donation Information” in the applicable preliminary pricing supplement for additional information. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicativ e r eturns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern . IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U. S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments